UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2020

Virgin Galactic Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38202	98-1366046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico	88011
(Address of principal executive offices)	(Zip Code)

(575) 424-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2020, the Board of Directors (the “Board”) of Virgin Galactic Holdings, Inc. (the “Company”) appointed Michael Colglazier as the Company’s Chief Executive Officer to succeed George Whitesides, who the Board appointed as the Company’s Chief Space Officer, in each case, effective July 20, 2020. In connection with the foregoing, on July 10, 2020, Mr. Whitesides tendered his resignation from the Board, effective with his ceasing to serve as the Company’s Chief Executive Officer, and the Board approved Mr. Colglazier’s appointment to the Board effective with Mr. Whitesides’ departure. Mr. Whitesides’ resignation was not as a result of any disagreement with the Company or any matter relating to the Company’s operation, policies or practices, and Mr. Colglazier will serve on the Board until the Company’s annual meeting of stockholders to be held in 2021 and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Chief Executive Officer

Mr. Colglazier, 53, most recently served as President and Managing Director, Disney Parks International from October 2019 until his departure in July 2020 and, from March 2018 to October 2019, as President and Managing Director, Walt Disney Parks & Resorts, Asia Pacific. In these capacities, he oversaw the operations and development of Disney parks and resorts outside of the United States, focusing on high-growth expansion and development of joint venture opportunities with government agencies. Prior to this, from January 2013 until March 2018, Mr. Colglazier was President of The Disneyland Resort, where he led a workforce of nearly 30,000 employees and drove record business performance and growth. During his 30+ year career at Disney, Mr. Colglazier served in several executive roles where he implemented a series of development and growth strategies across the world focused on product innovation and customer growth. He is currently Chairman of the CEO Roundtable for the University of California, Irvine, and an incoming member of the Engineering Advisory Board of Rice University. He is also a past commissioner and member of the executive committee of the California Travel and Tourism Commission. Mr. Colglazier graduated from Stanford University with a bachelor’s degree in Industrial Engineering and holds a Master in Business Administration from Harvard Business School.

In connection with Mr. Colglazier’s appointment, the Company, together with Virgin Galactic, LLC (“OpCo” and which we refer to, collectively with Virgin Galactic Holdings, Inc., as the “Company”) entered into an employment agreement with Mr. Colglazier, pursuant to which he will serve, starting July 20, 2020 (the “Employment Start Date”), as the Chief Executive Officer of the Company and will report directly to the Board. Mr. Colglazier’s service pursuant to the employment agreement will continue for a period of five years, unless earlier terminated in accordance with its terms. During the employment period, the Company is obligated to cause Mr. Colglazier to be nominated to stand for election to the Board, unless an event constituting “cause” (as defined in the employment agreement) has occurred and not been cured or Mr. Colglazier has issued a termination notice.

Under the employment agreement, Mr. Colglazier is entitled to receive an initial annual base salary of $1,000,000, subject to annual review by the Board or a subcommittee thereof and to increase in its discretion, and is eligible to receive an annual performance bonus targeted at 100% of his then-current annual base salary, ranging from 50% to 150% if minimum / threshold or maximum performance objectives are achieved (respectively). The actual amount of any annual bonus will be determined by reference to the attainment of applicable Company and/or individual performance objectives, as determined by the Board or a subcommittee thereof.

Mr. Colglazier also is eligible to receive a one-time cash bonus equal to $1,000,000, one-half to be paid following the Employment Start Date and one-half to be paid following the first anniversary of the Employment Start Date, subject to his continued employment. In addition, Mr. Colglazier (i) will be eligible to participate in customary health, welfare and fringe benefit plans provided by the Company to its employees, (ii) will be entitled to receive reimbursement of (or the Company will directly pay) up to $15,000 in connection with the negotiation of his employment agreement and (iii) subject to availability, will be entitled to join a spaceflight in connection with the performance of his duties (on a tax grossed-up basis to him) and may invite three guests to join a spaceflight.

Pursuant to the employment agreement, Mr. Colglazier will be entitled to receive equity awards in the form of a stock option and restricted stock unit awards, each of which will be granted on the Employment Start Date. The stock option will cover 500,000 shares of the Company’s common stock (the “Stock Option”), and the restricted stock unit will be granted as two awards: (i) one award covering 70,000 shares of the Company’s common stock (the “Signing RSU Award”) and (ii) a second award covering 500,000 shares of the Company’s common stock (the “Additional RSU Award”).

The Stock Option is scheduled to vest in substantially equal monthly installments over the 60 months following the Employment Start Date. Half of the Signing RSU Award will be vested on the Employment Start Date and half is scheduled to vest on the one year anniversary of such date. The Additional RSU Award is scheduled to vest as to 25% of the restricted stock units subject to the award on the one year anniversary of the Employment Start Date and as to the remaining 75% in substantially equal quarterly installments over the following 12 quarters. Each equity award is scheduled to vest subject to continued service, except as described below.

If Mr. Colglazier experiences a “qualifying termination” of employment, then, in addition to any accrued amounts, he will be entitled to receive the following severance payments and benefits:

•	A cash severance amount equal to the sum of (i) his annual base salary then in effect and (ii) his target annual bonus, multiplied by (A) 1.0 if the termination date occurs after the second anniversary of the Employment Start Date or (B) 2.0 if the termination date occurs on or before the second anniversary of the Employment Start Date. The multiplier also will equal 2.0 if the termination date occurs during the 24-month period following a “change in control” of the Company.

•	Pro-rated annual bonus for the year of termination.

•	Company-subsidized healthcare coverage for 12 - 18 months after the termination date.

•	Accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time. The accelerated vesting will cover the number of shares or restricted stock units that would have vested during the 12-month period following the termination date (or, if the termination occurs on or before the second anniversary of the Employment Start Date, the 24-month period). However, if the termination occurs during the 24-month period following a change in control, then such equity awards will vest in full.

•	Continued opportunity to receive the spaceflight described above (but not if his employment terminates due to his death or disability).

A “qualifying termination” includes a termination of Mr. Colglazier’s employment (i) by the Company without “cause”, (ii) by Mr. Colglazier for “good reason”, (iii) due to Mr. Colglazier’s death or disability or (iv) by reason of the Company’s non-renewal of the employment agreement at the end of its term. The severance described above would be subject to his execution and non-revocation of a general release of claims in favor of the Company and continued compliance with restrictive covenants.

The employment agreement contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Internal Revenue Code, pursuant to which any “parachute payments” that become payable to Mr. Colglazier will be either paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever results in the better after-tax treatment to Mr. Colglazier.

The foregoing description of Mr. Colglazier’s employment agreement, the Stock Option, the Signing RSU Award and the Additional RSU Award is qualified in its entirety by reference to the employment agreement, the form of restricted stock unit award agreement with Michael Colglazier and the form of stock option award agreement with Michael Colglazier, copies of which are filed hereto as Exhibit 10.1 and are incorporated herein by reference.

Mr. Colglazier has entered into the Company’s standard form of indemnification agreement for its directors and officers.

Chief Space Officer

In connection with his appointment as Chief Space Officer, Mr. Whitesides and the Company entered into an amended and restated employment agreement, which supersedes and replaces his prior employment agreement. The amended employment agreement revises his prior employment agreement in the following material respects.

Under the amended employment agreement, Mr. Whitesides will be entitled to receive a stock option to purchase 320,840 shares of the Company’s common stock and a restricted stock unit award covering 320,840 shares of the Company’s common stock (the “Whitesides RSU Award”), each to be granted on July 20, 2020. The stock option is scheduled to vest in equal monthly installments over a two-year period following the grant date, and the Whitesides RSU Award is scheduled to vest in equal quarterly installments over the same period, in each case subject to continued service. In addition, Mr. Whitesides will remain eligible to earn a one-time cash bonus equal to $500,000, but it will be paid on the achievement of a commercial launch (rather than on the first anniversary of the commercial launch), subject to continued employment. Mr. Whitesides also will be entitled to receive reimbursement of up to $15,000 for legal fees incurred in connection with the negotiation of the amended employment agreement.

If Mr. Whitesides experiences a “qualifying termination” of employment, then, in addition to any accrued amounts, he will be entitled to receive the following severance payments and benefits:

•	A cash severance amount equal to 1.0 times the sum of (i) his annual base salary then in effect and (ii) his target annual bonus. The multiplier will equal 1.5 if the termination date occurs during the 24-month period following a “change in control” of the Company.

•	Company-subsidized healthcare coverage for 12 - 18 months after the termination date.

•	Accelerated vesting of any then-outstanding Company equity awards that vest based solely on the passage of time.

•	Continued opportunity to receive the commercial flight bonus and the spaceflight described above.

A “qualifying termination” includes a termination of Mr. Whitesides’ employment (i) by the Company without “cause”, (ii) by Mr. Whitesides for “good reason” or (iii) by Mr. Whitesides for any reason after November 1, 2020. The severance described above would be subject to his execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements.

The foregoing description of Mr. Whitesides’ amended employment agreement and the Whitesides RSU Award is qualified in its entirety by reference to the amended employment agreement and the form of restricted stock unit award agreement with George Whitesides, copies of which are filed hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference. Mr. Whitesides’ stock option will be granted pursuant to the Company’s form of stock option agreement.

Item 7.01	Regulation FD Disclosure.

On July 15, 2020, the Company issued a press release announcing these officer changes. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Employment Agreement, dated July 10, 2020, by and between the Company, Virgin Galactic, LLC and Michael Colglazier, Form of Restricted Stock Unit Award Agreement with Michael Colglazier and Form of Stock Option Award Agreement with Michael Colglazier

10.2	Amended and Restated Employment Agreement, dated July 13, 2020, by and between the Company, Virgin Galactic, LLC and George Whitesides

10.3	Form of Restricted Stock Unit Award Agreement with George Whitesides

99.1	Press Release, dated July 15, 2020

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: July 15, 2020	By:	/s/ Michelle Kley
	Name:	Michelle Kley
	Title:	Executive Vice President, General Counsel and Secretary